Exhibit 99.2

CONSENT OF CITIGROUP GLOBAL MARKETS LIMITED

[ON CITIGROUP GLOBAL MARKETS LIMITED LETTERHEAD]

September 26, 2013

The Board of Directors

Elan Corporation plc

Treasury Building

Lower Grand Canal Street

Dublin 2

Ireland

Members of the Board:

We hereby consent to the inclusion of our opinion, dated August 19, 2013, to the board of directors of Elan Corporation plc (“Elan”) as Appendix F to the Joint Proxy Statement/Prospectus of Perrigo Company Limited (“Perrigo”) and Elan, which is part of Amendment No. 2 to the Registration Statement on Form S-4 of Perrigo filed with the Securities and Exchange Commission on September 26, 2013 (the “Registration Statement”), and to the description of such opinion and to the references to our name contained therein under the headings “SUMMARY—Opinions of Elan’s Financial Advisors,” “THE TRANSACTION—Background to the Transactions,” “THE TRANSACTION—Recommendation of the Elan Board of Directors and Elan’s Reasons for the Transaction,” and “THE TRANSACTION—Opinions of Elan’s Financial Advisors—Opinion of Citigroup Global Markets Limited.” For the avoidance of doubt, the foregoing consent is limited to the date hereof and does not apply with respect to any Joint Proxy Statement/Prospectus dated subsequent to the date hereof. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

For and on behalf of Citigroup Global Markets Limited

/s/ Basil Geoghegan
Basil Geoghegan Managing Director